EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-218694, 333-183748, 333-153421, 333-117231, 333-60114, and 033-80979 on Form S-8 of our reports dated March 31, 2020, relating to the financial statements of Shoe Carnival, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting for leases) and the effectiveness of Shoe Carnival, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for year ended February 1, 2020.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

March 31, 2020